Filed Pursuant to Rule 433
Registration Statement No. 333-259205

PRELIMINARY KEY TERMS

•	CUSIP: 78016H4K3
•	Trade Date: November 23, 2022
•	Settlement Date: November 29, 2022
•	Valuation Date: December 26, 2023
•	Maturity Date: December 29, 2023
•	Term: 13 months
•	Reference Asset: the Russell 2000® Index (RTY)
•	Buffer Level: 90% of the Initial Level
•	Buffer Percentage: 10%
•	Leverage Factor: 200%
•	Maximum Redemption Amount: [118% – 123%] of the principal amount (to be determined on the Trade Date)
•	Percentage Change of the Reference Asset:
PAYMENT AT MATURITY

•	Receive a two-for-one positive return if the level of the Reference Asset increases from the Initial Level to the Final Level, subject to the Maximum Redemption Amount set forth above.
•	Return of principal if the Reference Asset does not decrease by more than 10%.
•	Subject to 1% loss of the principal amount for each 1% that the Reference Asset decreases below the Buffer Level if the Final Level is less than the Buffer Level.

KEY RISK FACTORS

•	The notes are subject to Royal Bank of Canada’s credit risk.
•	The notes are not principal protected.
•	Your notes are likely to have limited liquidity.
•	Your potential payment at maturity is limited.
•	Please see the following page for important risk factor information.

TAX

•	Each investor will agree to treat the notes as a pre-paid cash-settled derivative contract for U.S. federal income tax purposes, as described in more detail in the product prospectus supplement.
PAYMENT AT MATURITY
DETERMINING PAYMENT AT MATURITY

You will lose 1% of the principal amount for each 1% decline in the level of the Reference Asset beyond the Buffer Level. The payment at maturity per $1,000 in principal amount of the notes will be calculated as follows:
$1,000 + [$1,000 x (Percentage Change + Buffer Percentage)]
In this case, you may lose up to 90% of the principal amount at maturity.

Additional Key Information:
This document is a summary of the preliminary terms of an equity linked note that Royal Bank of Canada will issue.  It does not contain all of the material terms of, or risks related to, these notes. You should read the preliminary terms supplement for the notes and the documents described above before investing. In addition, you should consult your accounting, legal and tax advisors before investing.  The preliminary terms supplement for this offering will be provided to you prior to your investment decision, and it may also be accessed here: https://www.sec.gov/Archives/edgar/data/1000275/000114036122039207/brhc10043496_fwp.htm
The notes are not bail-inable notes under the Canada Deposit Insurance Corporation Act.
You should review the preliminary terms supplement carefully prior to investing in the notes.  In particular, you should carefully review the relevant risk factors set forth therein, including, but not limited to, the following:
•	You May Lose a Substantial Portion of Your Principal Amount, Depending Upon the Performance of the Reference Asset.
•	The Notes Do Not Pay Interest and Your Return May Be Lower than the Return on a Conventional Debt Security of Comparable Maturity.
•	Your Potential Payment at Maturity Is Limited.
•	Payments on the Notes Are Subject to Our Credit Risk, and Changes in Our Credit Ratings Are Expected to Affect the Market Value of the Notes.
•	There May Not Be an Active Trading Market for the Notes—Sales in the Secondary Market May Result in Significant Losses.
•	You Will Not Have Any Rights to the Securities Included in the Reference Asset.
•	An Investment in the Notes Is Subject to Risks Relating to Small Capitalization Stocks.
•	The Initial Estimated Value of the Notes Will Be Less than the Price to the Public.
•	The Initial Estimated Value of the Notes that We Will Provide in the Final Pricing Supplement Will Be an Estimate Only, Calculated as of the Time the Terms of the Notes Are Set.
•	Our Business Activities May Create Conflicts of Interest.
•	The Payment at Maturity and the Valuation Date Are Subject to Postponement if a Market Disruption Event Occurs.
The Notes are not sponsored, endorsed, sold or promoted by FTSE Russell. FTSE Russell makes no representation or warranty, express or implied, to the owners of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly or the ability of the RTY to track general stock market performance or a segment of the same. FTSE Russell’s publication of the RTY in no way suggests or implies an opinion by FTSE Russell as to the advisability of investment in any or all of the stocks upon which the RTY is based. FTSE Russell's only relationship to Royal Bank is the licensing of certain trademarks and trade names of FTSE Russell and of the RTY, which is determined, composed and calculated by FTSE Russell without regard to Royal Bank or the Notes. FTSE Russell is not responsible for and has not reviewed the Notes nor any associated literature or publications and FTSE Russell makes no representation or warranty express or implied as to their accuracy or completeness, or otherwise. FTSE Russell reserves the right, at any time and without notice, to alter, amend, terminate or in any way change the RTY. FTSE Russell has no obligation or liability in connection with the administration, marketing or trading of the Notes.
RBC Capital Markets is the global brand name for the capital markets business of Royal Bank of Canada and its affiliates, including RBC Capital Markets, LLC (member FINRA, NYSE and SIPC); RBC Dominion Securities Inc. (member IIROC and CIPF); Royal Bank of Canada - Sydney Branch (ABN 86 076 940 880); RBC Capital Markets (Hong Kong) Limited (regulated by the Securities and Futures Commission of Hong Kong and the Hong Kong Monetary Authority) and RBC Europe Limited (authorized by the Prudential Regulation Authority and regulated by the Financial Conduct Authority and Prudential Regulation Authority.) ® Registered trademark of Royal Bank of Canada. Used under license. All rights reserved.
Royal Bank of Canada has filed a registration statement (including a product prospectus supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this document relates. Before you invest, you should read those documents and the other documents relating to this offering that we have filed with the SEC for more complete information about us and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Royal Bank of Canada, any agent or any dealer participating in this offering will arrange to send you the product prospectus supplement, the prospectus supplement and the prospectus if you so request by calling toll-free at 1-877-688-2301.